INTERNAL REVENUE SERVICE                  DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD  21201-0000

                                          Employer Identification Number:
                                                22-13336555
Dated:  March 28, 1995                          File Folder Number:
                                                521038799

SOUTH BERGEN SAVINGS & LOAN               Person to Contact:
ASSOCIATION                                    EP/EO CUSTOMER SERVICE
UNIT
250 VALLEY BLVD., BOX 56                  Contact Telephone Number:
                                               (410) 962-6058
                                          Plan Name:
                                             SOUTH BERGEN SAVINGS & LOAN ASSOC.
                                             401(K) PROFIT SHARING PLAN & TRUST
                                          Plan Number:  002

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the plan adopted on October 7, 1993.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter."

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amendment by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have not sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                          Sincerely yours,


                                          District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  For Employee Benefit Plans